Yield10 Bioscience Announces Second Quarter 2017 Financial Results
WOBURN, Mass. - August 10, 2017 - Yield10 Bioscience, Inc. (NASDAQ:YTEN) today reported financial results for the three months ended June 30, 2017.
“We made solid progress in the second quarter driving toward the generation of proof points in our research and development programs,” commented Oliver Peoples, Ph.D., President and Chief Executive Officer. “We announced the start of field tests at sites in Canada in early June for the evaluation of our novel yield trait gene C3003 in Camelina and canola. Harvest of the crops is expected to start in the coming weeks. In addition, our C3003 yield trait has been introduced into soybean through a collaborator and greenhouse studies are currently underway. Progress with these studies keeps us on track to begin reporting out additional yield data on C3003 in oilseed crops starting in the fourth quarter of 2017.”
"Our T3 Platform provides us with a novel approach to discover performance traits and to develop strategies for genome editing for deployment in commercial crops. At the recent Plant Biology 2017 conference, we reported results showing that our C4001 trait produces significant increases in plant biomass yield and we are making progress deploying this trait in rice. We recently began additional work with the C4000 series of traits for yield improvement and drought tolerance in wheat through a new collaboration. Highlighting our work in genome editing as well as our efforts to establish a robust internal process for obtaining nonregulated status with USDA for new traits, we submitted to USDA-APHIS an 'Am I regulated?' letter for genome-edited Camelina during the second quarter."
"On the corporate front, we filed four additional patent applications in the first half of the year related to expanding coverage around our inventions including C3003. More recently in July, we shored up our balance sheet raising $2.0 million of net proceeds in an offering of common stock and warrants. We look forward to the second half of the year as we continue to generate and report proof points, which we believe will validate the use of our performance traits in agriculturally important crops," said Dr. Peoples.

SECOND QUARTER 2017 FINANCIAL OVERVIEW
Yield10 Bioscience is managed with an emphasis on cash flow and deploys its financial resources in a disciplined manner to achieve its key strategic objectives. The Company ended the second quarter with $3.0 million in unrestricted cash and cash equivalents. The Company’s net cash used in operating activities during the three months ended June 30, 2017 was $1.9 million, which was an increase of $0.8 million from the $1.1 million used for operating activities during the three months ended June 30, 2016. During the three months ended June 30, 2016, the Company received one-time license and royalty payments totaling $3.0 million, significantly offsetting the net cash used during the period.

On July 7, 2017, the Company completed an offering of the Company's securities and raised net proceeds of approximately $2.0 million. As a result of acquiring these additional funds, the Company anticipates that its current cash resources will be sufficient to fund operations and meet its obligations, including its restructuring obligations, when due, into the first quarter of 2018.
The Company anticipates that it will use approximately $8.0 to $8.5 million of cash during 2017, including anticipated payments for restructuring costs. The Company’s present capital resources are not sufficient to fund its planned operations for a twelve month period and, therefore, raise substantial doubt about the Company’s ability to continue as a going concern.
The Company’s ability to continue operations after its current cash resources are exhausted depends on its ability to obtain additional financing, including public or private equity financing, secured or unsecured debt financing, receipt of additional government research grants as well as licensing or other collaborative arrangements.
On May 26, 2017, the Company effected a 1-for-10 reverse stock split of its common stock in order to regain compliance with NASDAQ's $1.00 per share minimum market price. The ratio for the reverse stock split was determined by the Company's board of directors following approval by stockholders at the Annual Meeting held on May 24, 2017. All share amounts, per share data and share prices set forth in this release have been adjusted retroactively to reflect this reverse stock split.
Continuing Operations
For the three months ending June 30, 2017, the Company reported a net loss from continuing operations of $2.7 million, or $0.96 per share, as compared to a net loss from continuing operations of $2.5 million, or $0.90 per share, for the three months ended June 30, 2016.
Total research grant revenue for the three months ended June 30, 2017 was $0.3 million, compared to $0.2 million recorded for the three months ended June 30, 2016. Research and development expenses and general and administrative expenses from continuing operations were $1.1 million and $1.9 million, respectively, for the three months ended June 30, 2017 compared to $1.5 million and $1.1 million, respectively, for the three months ended June 30, 2016.
For the six months ending June 30, 2017, the Company reported a net loss from continuing operations of $4.8 million, or $1.69 per share, as compared to a net loss from continuing operations of $6.0 million, or $2.20 per share, for the six months ended June 30, 2016.
Total research grant revenue for the six months ended June 30, 2017 was $0.6 million, compared to $0.3 million recorded for the six months ended June 30, 2016. Research and development expenses and general and administrative expenses from continuing operations were $2.2 million and $3.1 million, respectively, for the six months ended June 30, 2017 compared to $3.0 million and $3.4 million, respectively for the six months ended June 30, 2016.

Discontinued Operations
In July 2016, the Board of Directors of the Company approved a strategic restructuring plan under which Yield10 Bioscience became the Company's core business. As a result of this strategic shift, the Company completed the sale of its biopolymer assets in September 2016 in a transaction that met the requirements for discontinued operations reporting. The Company's financial statements for the three and six months ended June 30, 2016 have therefore been prepared to reflect the Company's former biopolymer operations as a discontinued operation. Net loss and net loss per share from discontinued operations were $0.7 million and $0.25, respectively, for the three months ended June 30, 2016 and a $3.6 million net loss and a $1.32 net loss per share for the six months ended June 30, 2016.
Conference Call Information
Yield10 Bioscience management will host a conference call today at 4:30 p.m. (ET) to discuss second quarter results. The Company also will provide an update on the business and answer questions from the investor community. A live webcast of the call with slides can be accessed through the Company's website at www.yield10bio.com in the investor relations section. To participate in the call, dial toll-free 877-709-8150 or 201-689-8354 (international).
To listen to a telephonic replay of the conference call, dial toll-free 877-660-6853 or 201-612-7415 (international) and enter pass code 13665015. The replay will be available for 14 days. In addition, the webcast will be archived on the Company's website in the investor relations section.
About Yield10 Bioscience
Yield10 Bioscience, Inc. is focused on developing new technologies to achieve step-change improvements in crop yield to enhance global food security. Yield10 has an extensive track record of innovation based around optimizing the flow of carbon in living systems. Yield10 is leveraging its technology platforms and unique knowledge base to design precise alterations to gene activity and the flow of carbon in plants to produce higher yields with lower inputs of land, water or fertilizer. Yield10 is advancing several yield traits it has developed in crops such as Camelina, canola, soybean and corn. Yield10 is headquartered in Woburn, MA and has an Oilseeds center of excellence in Saskatoon, Canada.

For more information visit www.yield10bio.com
(YTEN-E)
Safe Harbor for Forward-Looking Statements
This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, expectations regarding Yield10’s research and development activities, collaborations, intellectual property and value creation as well as the Company’s restructuring costs, cash position, cash forecasts, ability to obtain sufficient financing to continue operating, headcount forecasts, the reproducibility of data from field tests, the translation of yield improvements from Camelina to other crops, the potential to produce improvements in seed and/or biomass yield, the timing of completion of additional greenhouse and field test studies and receipt of data from those studies, and progress of Yield10 Bioscience, Inc., constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including the risks and uncertainties detailed in Yield10 Bioscience’s filings with the Securities and Exchange Commission. Yield10 Bioscience assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.
Contacts:
Yield10 Bioscience:
Lynne H. Brum, (617) 682-4693, LBrum@yield10bio.com
Investor Relations Contact:
Amato and Partners, LLC
90 Park Avenue, 17th Floor

New York, NY 10016
admin@amatoandpartners.com
(FINANCIAL TABLES FOLLOW)

YIELD10 BIOSCIENCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED
(In thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenue:
Grant revenue	$293	$188	$617	$345
Total revenue	293	188	617	345
Expenses:
Research and development	1,138	1,547	2,247	2,975
General and administrative	1,866	1,149	3,142	3,421
Total expenses	3,004	2,696	5,389	6,396
Loss from continuing operations	(2,711)	(2,508)	(4,772)	(6,051)
Other (expense) income, net	(16)	1	(47)	4
Net loss from continuing operations	(2,727)	(2,507)	(4,819)	(6,047)

Discontinued operations:
Loss from discontinued operations	—	(691)	—	(3,649)
Total loss from discontinued operations	—	(691)	—	(3,649)
Net loss	$(2,727)	$(3,198)	$(4,819)	$(9,696)
Basic and Diluted net loss per share:
Net loss from continuing operations	$(0.96)	$(0.90)	$(1.69)	$(2.20)
Net loss from discontinued operations	—	(0.25)	—	(1.32)
Net loss per share	$(0.96)	$(1.15)	$(1.69)	$(3.52)

Number of shares used in per share calculations:
Basic & Diluted	2,849,069	2,771,736	2,844,492	2,754,232

YIELD10 BIOSCIENCE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED
(In thousands, except share and per share amounts)

	June 30, 2017	December 31, 2016
Assets
Current Assets:
Cash and cash equivalents	$3,011	$7,309
Accounts receivable	213	66
Due from related parties	—	1
Unbilled receivables	95	121
Prepaid expenses and other current assets	443	363
Deferred equity financing costs	146	—
Total current assets	3,908	7,860
Restricted cash	432	432
Property and equipment, net	1,633	1,739
Deferred equity financing costs	—	622
Other assets	95	95
Total assets	$6,068	$10,748
Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$70	$56
Accrued expenses	2,689	2,702
Total current liabilities	2,759	2,758
Lease incentive obligation, net of current portion	1,068	1,132
Contract termination obligation, net of current portion	—	489
Total liabilities	3,827	4,379
Commitments and contingencies
Stockholders' Equity:
Preferred stock ($0.01 par value per share); 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock ($0.01 par value per share); 250,000,000 shares authorized at June 30, 2017 and December 31, 2016; 2,879,550 and 2,834,244 shares issued and outstanding at June 30, 2017 and December 31, 2016, respectively	29	28
Additional paid-in capital	340,472	339,782
Accumulated other comprehensive loss	(84)	(84)
Accumulated deficit	(338,176)	(333,357)
Total stockholders' equity	2,241	6,369
Total liabilities and stockholders' equity	$6,068	$10,748

YIELD10 BIOSCIENCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED
(In thousands)

	Six Months Ended June 30,
	2017	2016
Cash flows from operating activities
Net loss	$(4,819)	$(9,696)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation	106	272
Charge for 401(k) company common stock match	46	232
Stock-based compensation	663	901
Gain on sale of discontinued operation and property and equipment	—	(31)
Changes in operating assets and liabilities:
Accounts receivable	(147)	(72)
Due from related parties	1	118
Unbilled receivables	26	47
Inventory	—	(17)
Prepaid expenses and other assets	542	1,043
Accounts payable	14	1,273
Accrued expenses	(165)	(2,141)
Contract termination obligation and other long-term liabilities	(553)	(150)
Deferred revenue	—	605
Net cash used in operating activities	(4,286)	(7,616)

Cash flows from investing activities
Purchase of property and equipment	—	(389)
Proceeds from sale of discontinued operation and property and equipment	—	31
Change in restricted cash	—	(307)
Net cash used by investing activities	—	(665)

Cash flows from financing activities
Taxes paid on employees' behalf related to vesting stock awards	(12)	(274)
Net cash provided by financing activities	(12)	(274)

Effect of exchange rate changes on cash and cash equivalents	—	(6)

Net decrease in cash and cash equivalents	(4,298)	(8,561)
Cash and cash equivalents at beginning of period	7,309	12,269
Cash and cash equivalents at end of period	$3,011	$3,708

Supplemental disclosure of non-cash information:
Purchase of property and equipment included in accounts payable and accrued expenses	$—	$301,000
Lease incentive paid by lessor	$—	$1,332,000
Offering costs remaining in accrued expenses	$146	$—
Reversal of deferred financing costs related to Aspire stock purchase agreement	$450	$—